                                                                 Exhibit (h)(17)

                               OPERATING AGREEMENT

     This OPERATING Agreement (the "Agreement") is entered into as of September __, 2005 by and between TRUSTMARK NATIONAL BANK, a [national banking association] having a place of business in JACKSON, MISSISSIPPI (the "Custodian") and JP Morgan Chase Bank, National Association,having a principal place of business at 270 Park Avenue, New York, New York 10017-2070 (the "Subcustodian") .

                             BACKGROUND INFORMATION

A. The Custodian has been appointed as custodian for THE PERFORMANCE FUNDS (the "Principal') pursuant to a custody agreement (the "Custody Agreement");

B. The Principal and the Subcustodian have entered into a Securities Lending Agreement dated September __, 2005 (the "Securities Lending Agreement") in order to permit the Principal to utilize the Subcustodian's securities lending program (the "Securities Lending Program").

C. Pursuant to the Securities Lending Agreement, the Subcustodian has established a securities lending account (the "Securities Lending Account") to facilitate loans of securities in accordance with the Securities Lending Agreement. Subject to the terms of this Subcustodian Agreement, the Custodian shall deliver securities of the Principal to the Subcustodian which are held in the accounts designated by the Principal under Section 2 hereof.

                             STATEMENT OF AGREEMENT

     The parties hereby acknowledge the accuracy of the foregoing Background Information and hereby agree as follows:

     Section 1. Appointment of the Subcustodian. The Custodian hereby appoints Subcustodian to hold certain securities of the Principal to be lent through the Securities Lending Program as may be designated by the Principal under Section 2 hereof and delivered to Subcustodian subject to the terms and conditions set forth herein. Subcustodian shall only be responsible for custody of securities actually delivered to it and then only while they are held in and as a part of the Securities Lending Account and not subject to a loan. All securities accepted by Subcustodian on behalf of the Custodian under the terms of this Agreement shall be in "street name" or other good delivery form.


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
     Section 2. Designation of Securities by the Principal. The Principal may designate the accounts that are eligible for participation in the Securities Lending Program. The securities held in such accounts shall be delivered to Subcustodian to be held by it in accordance with this Agreement. The Custodian shall notify the Subcustodian in accordance with the timeframes established in the Securities Lending Agreement if any of the securities delivered to the Subcustodian under this Agreement have been sold or transferred or otherwise withdrawn by the Principal from participation in the Securities Lending Program.

     Section 3. Registration of Securities. Except as otherwise provided in the Securities Lending Agreement, securities held by the Subcustodian (other than bearer securities) shall be registered in the name of the Subcustodian or of any nominee of the Subcustodian or in the name of any depository designated by the Subcustodian or its nominee.

     Section 4. Accounts. Securities shall be held in a separate Securities Lending Account and, except for securities held in a Securities Depository or Book Entry Account as defined below, physically segregated at all times from those of any other persons, firms, or corporations. The Subcustodian may hold such securities in: (i) the bank vault of the Subcustodian; (ii) such other banks or trust companies as Subcustodian may deem appropriate; (iii) its accounts with a clearing agency registered with the Securities and Exchange Commission under Section 17A of the Securities Exchange Act of 1934, which acts as a securities depository (the "Securities Depository"); or (iv) a book-entry account which is maintained for the Subcustodian by a Federal Reserve Bank (the "Book-Entry Account").

     So long as Subcustodian maintains any accounts pursuant to (iii) or (iv) above for Principal, Subcustodian shall: (i) identify as belonging to Custodian a quantity of such securities in the fungible bulk of securities (A) registered in the name of Subcustodian or its nominee, or (B) shown on Subcustodian's account on the books of the Securities Depository, the Book-Entry Account or Subcustodian's agent; (ii) promptly send to the Custodian reports it receives from the appropriate Federal Reserve Bank or Securities Depository on its system of internal accounting control; and (iii) send to the Custodian such reports of the systems of internal accounting control of Subcustodian and its agents through which such securities are deposited as are available and as the Custodian may reasonably request from time to time.

     Subject to Sections 13 and 14, the Subcustodian shall provide Custodian with remote on-line computer access to the Securities Lending Account.

     Section 5. Delivery of Cash and Securities. The Subcustodian shall release and deliver cash or securities from the Securities Lending Account in connection with a lending transaction in accordance with the Securities Lending Agreement. Upon receipt of instructions from the Custodian specifying the cash or securities to be delivered, the Subcustodian shall deliver to the Custodian cash or securities held in the Securities Lending Account that have not been transferred to a Borrower under the Securities Lending Agreement. In providing the services hereunder, it is understood that the Subcustodian shall neither render advice to the Custodian, or


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the Principal as to the value of securities or other property, or make recommendations as to the advisability of investing in, purchasing, or selling securities or other property, nor shall the Subcustodian, either directly or indirectly, have any discretionary authority or control with respect to purchasing or selling securities or other property for the Principal.

     Section 6. Collateral; Collection of Income for Securities Not Subject to a Loan. The Principal's rights concerning Collateral (as defined in the Securities Lending Agreement) and income and other payments with respect to securities that are subject to a loan shall be as set forth in the Securities Lending Agreement. Subcustodian shall collect all income, principal, and other payments with respect to registered securities held in the Securities Lending Account and not out on loan to which the Principal shall be entitled by law or pursuant to custom in the securities business, and shall collect all income and principal and other payments with respect to bearer securities if, on the date of payment by the issuer, such securities are held by Subcustodian in the Securities Lending Account and not out on loan. Subcustodian shall detach and present for payment all coupons and other income and principal items requiring presentation as and when they become due, shall collect dividends and interest when due on securities held in the Securities Lending Account, and shall endorse and deposit for collection, in the name of Custodian, checks, drafts, and other negotiable instruments on the same day as received. Subcustodian shall wire transfer to the Custodian daily by 4:30 p.m. Eastern Standard Time in immediately available funds, all net payments actually collected with respect to the securities held in the Securities Lending Account.

     Subject to the Securities Lending Agreement, Subcustodian shall not be under any obligation or duty to take action to effect collection of any amount, if the securities on which such amount is payable are in default and payment is refused after due demand or presentation. Subcustodian will, however, notify the Custodian in writing within a reasonable period of time of such default and refusal to pay.

     Section 7. Authorization to Loan Securities. Pursuant to the Securities Lending Agreement, the Principal has authorized the Subcustodian to transfer pursuant to one or more Securities Borrowing Agreements as defined in the Securities Lending Agreement and against receipt of Collateral as provided for therein, securities delivered to the Subcustodian by the Custodian.

     Section 8. Instructions. Instructions furnished to the Subcustodian by the Custodian with respect to securities held by the Subcustodian under this Agreement shall be signed by such officer or officers of the party giving such instructions as are authorized from time to time by such party (each an "Authorized Person"); provided, however, that the Subcustodian is authorized to accept and act upon orders, whether given orally, by telephone or otherwise, which the Subcustodian reasonably believes to be given by an Authorized Person. The Custodian shall promptly confirm such orders electronically or in writing, but the Subcustodian shall not be responsible for the failure of an Authorized Person to confirm oral instructions in writing or the failure of such written confirmation to conform to oral instructions. The records of Subcustodian shall be presumed to reflect accurately any oral instructions given by an Authorized Person or a


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person believed by the Subcustodian to be an Authorized Person.

     Section 9. Fees. The Subcustodian shall receive any fees due to it under the Securities Lending Agreement.

     Section 10. Voting and Other Actions. If a security is not out on loan pursuant to a Securities Borrowing Agreement as defined in the Securities Lending Agreement, Subcustodian shall promptly deliver or mail to the Custodian all forms of proxies and all notices of meetings affecting or relating to securities held for the account of the Custodian. Neither Subcustodian nor its nominee shall vote any securities or execute any proxy to vote the same or give any consent to take any other action with respect thereto.

     Subcustodian shall release and deliver securities held in the Securities Lending Account and not out on loan and take any other action as directed by the Custodian, with respect to dividends, splits, distributions, spin-offs, puts, calls, conversions, redemptions, tenders, exchanges, mergers, reorganizations, rights, warrants, or any other similar activity relating to the securities. Subcustodian shall request direction of Custodian upon receipt of actual notice where Principal has an option as to any such activity for securities in the Securities Lending Account and not out on loan. For purposes of this paragraph, Subcustodian shall be deemed to have actual notice if any such activity is published in one or more of the following publications: J.J. Kenny's Munibase System, Financial Card Service, Xcitek, Inc., Standard & Poors' Called Bond Listing, Depository Trust Reorganization Notices, and The Wall Street Journal. If Subcustodian does not have actual notice of such activity, any such activity will be handled by Subcustodian on a "best efforts" basis.

     Section 11. Responsibilities. The Subcustodian shall use the same care with respect to the receiving, safekeeping, handling, and delivering of securities, as applicable, held under this Agreement as it uses in respect of its own similar securities, but it need not maintain any special insurance for the benefit of the Custodian or the Principal. The Subcustodian shall not be liable for any action taken or thing done by it in carrying out the terms and provisions of this Agreement if done in good faith and without negligence or willful misconduct on the Subcustodian's part. The Custodian shall not be liable for any action taken or thing done by it in carrying out the terms and provisions of this Agreement if done in good faith and without negligence or willful misconduct on the Custodian's part.

     As long as and to the extent that it exercises reasonable care, Subcustodian shall not be responsible for the title, validity, or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Agreement and Subcustodian shall be held harmless in acting upon instructions from an Authorized Person under this Agreement or in accordance with the Securities Lending Agreement.

     Subcustodian shall be entitled to rely upon and may act upon advice of counsel (who may or may not be counsel for the Custodian) on all matters, and shall be without liability for any


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action reasonably taken or omitted pursuant to such advice.

     If the Custodian requires Subcustodian to take any action with respect to securities, which action involves the payment of moneys or which action may, in the opinion of Subcustodian, result in Subcustodian's or its nominee's being liable for the payment of money or incurring liability of some other form, the Custodian, as a pre-requisite to requiring Subcustodian to take such action, shall provide assurance to Subcustodian of payment of such moneys or liability in an amount and form satisfactory to Subcustodian.

     Subcustodian shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused directly or indirectly, by circumstances beyond its reasonable control, including without limitation; acts of God, earthquakes, fires, floods, wars, civil or military disturbance, sabotage, epidemics, riots, terrorism, interruptions, loss or malfunctions of utilities or communications service; accidents, labor disputes, acts of civil or military authority, governmental action, or inability to obtain labor, material, equipment, or transportation.

     Subcustodian shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and the Securities Lending Agreement.

     Section 12. Records and Reports. Custodian hereby acknowledges that it may have the right to receive broker confirmations within the time period prescribed by 12 C.F.R. Section 12.5 at no additional cost. In lieu of receiving such confirmations within such time period, Custodian and Subcustodian agree to the alternative procedures set forth in this Section. The Subcustodian shall furnish statements of account monthly or in such other manner and frequency as the Subcustodian and the Custodian shall agree.

     Section 13. Data Access. If the Custodian has requested on line access to the records of the Securities Lending Account and the Subcustodian has issued to the Custodian a data access security system in order that the Custodian may have such access to certain data and functions, the Custodian agrees: (a) to access data and functions only in accordance with the Data Access Operating Procedures incorporated herein as Section 14 and to regard and preserve as confidential all information obtained with respect to the issuance to the Custodian of a data access security system; (b) to access data and function solely for its own internal use and benefit; (c) to discontinue use of the data access security system at any time for security reasons upon notice from the Subcustodian; (d) upon request to cause the Custodian's internal auditor's to verify to the Subcustodian that data access is restricted to authorized persons; (e) to indemnify the Subcustodian against and to hold the Subcustodian harmless from all liability, claims, loss and demands whatsoever, including reasonable attorney's fees, howsoever arising or incurred because of or in connection with the access of data and functions by the Custodian and the use by the Custodian or any of its employees or agents, whether authorized or unauthorized, of the data


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access security system; and (f) to designate a duly authorized person to serve as the Data Security Administrator in accordance with the Data Security Administrator Designation form annexed hereto as Schedule I.

     Section 14. Protection of Equipment and Information. The databases, computer program, screen formats, screen designs, report formats, interactive design techniques, and other information furnished to the Custodian by the Subcustodian as part of the services hereunder constitute copyrighted, trade secret or proprietary information of substantial value to the Subcustodian. Such databases, programs and other information are collectively referred to below as "Proprietary Information." The Custodian agrees that it shall treat all Proprietary Information as proprietary to the Subcustodian and that it shall not divulge any Proprietary Information to any person or organization except as expressly permitted hereunder. Proprietary Information is furnished "as is" without warranty. Without limiting the foregoing the Custodian agrees for itself and its employees and agents:

          (a)  to use such programs and databases

               (i) solely on the Subcustodian's computers or designated Custodian devices;

               (ii) solely from devices at Custodian's locations designated by the Custodian and authorized by the Subcustodian from time to time; and

               (iii) solely in accordance with Subcustodian's applicable user documentation;

          (b) to refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Subcustodian's computers) any part of any Proprietary Information, and, upon request, to return any Proprietary Information upon termination of this agreement;

          (c) to refrain from obtaining unauthorized access to any programs, data or other information to which Custodian is not entitled, and if such access is accidentally obtained, to respect and safeguard the same as Proprietary Information;

          (d) to refrain from causing or allowing information transmitted from the Subcustodian's computer to the Custodian's terminal to be transmitted to another computer, terminal or other device for other than the Custodian's own use, except upon prior approval of Subcustodian;

          (e) that the Custodian shall have access to only those transactions authorized


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               by the Subcustodian;

          (f) to honor all reasonable written requests made by the Subcustodian to protect at the Subcustodian's expense the rights of the Subcustodian in Proprietary Information at common law, under the Federal copyright statute and under other Federal and state statutes;

          (g) to designate a duly authorized person to serve as the Data Security Administrator in accordance with the Designation annexed hereto;

          (h) to request a unique user set ID for each separate user. The request must be made in writing to Subcustodian's data security manager.

          (i) to request immediate deactivation of a user ID or deletion of access when no longer needed or when Custodian believes security has been violated;

          (j)  to limit knowledge of user IDs to authorized persons only;

          (k) to not disclose passwords directly or indirectly to anyone, including other employees or agents of the Custodian;

          (l) to not store user IDS or passwords in any computer file, as part of "automatic log on" procedure;

          (m)  to select unique passwords which cannot be easily guessed;

          (n) to change the password every 30 days, or when the Custodian believes the password might have become known to others, or when the Custodian suspects a possible security violation; and

          (o)  to not recycle or reuse passwords.

     Section 15. Effective Period, Termination and Agreement. This Agreement shall continue in full force and effect until the Securities Lending Agreement between Principal and Subcustodian shall be terminated and may be amended at any time by mutual agreement of the parties hereto. This Agreement shall not terminate with respect to loans of securities in effect under the Securities Lending Agreement on the date of termination.

     Upon termination of this Agreement, the Subcustodian shall promptly deliver to the Custodian all property then held by the Subcustodian under this Agreement or cash proceeds thereof.

     Section 16. Communications Received by the Subcustodian . All communications required or


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permitted to be given under this Agreement shall be in writing (including telex, telegraph or telefax, facsimile, or similar electronic transmittal device) unless expressly provided otherwise, and addressed as follows:

     (a)  If to the Subcustodian:   JP Morgan Chase Bank
                                    4 New York Plaza
                                    New York, NY 10004
                                    Attn: Securities Lending Department

     (b)  If to the Custodian:      TRUSTMARK NATIONAL BANK
                                    248 EAST CAPITOL STREET, ROOM 580
                                    JACKSON, MS 39205
                                    Attn: ANNIE EVANS
                                    Telephone: (601) 208-2376
                                    Telefax: (601) 208-6016

     (c)  If to the Principal:      THE PERFORMANCE FUNDS
                                    3435 STELZER ROAD
                                    COLUMBUS, OH 43219
                                    Attn: PERFORMANCE FUNDS CLIENT SERVICES
                                    Telephone: (__________)
                                    Telefax: (__________)

     Section 17. Governing Law. This agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of New York.

     Section 18. Severability. The intention of the parties to this agreement, is to comply fully with all laws, rules, regulations, and public policies, and this Agreement shall be construed consistently with all laws, rules, regulations, and public policies to the extent possible. If and to the extent that any court of competent jurisdiction determines it is impossible to construe any provision of this Agreement consistently with any law, rule, regulation, or public policy and consequently holds that provision to be invalid, such holding shall in no way affect the validity of the other provisions of this Agreement, which shall remain in full force and effect.

     Section 19. Non-Waiver. No failure by any party to insist upon compliance with any term of this Agreement, to exercise any option, enforce any right, or seek any remedy upon any default of any other party shall affect, or constitute a waiver of, the first party's right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the parties at variance with any provision of this Agreement shall affect or constitute a waiver of, any party's right to demand strict compliance with all provisions of this Agreement.


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     Section 20. Captions. The captions of the various sections of this
Agreement are not part of the context of this Agreement, but are only labels to assist in locating those sections and shall be ignored in construing this Agreement.

     Section 21. Entire Agreement. This Agreement represents the entire agreement between the parties and may not be modified or amended except by a writing signed by the parties hereto.


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     IN WITNESS WHEREOF, each of the parties have caused this Agreement to be executed this _________ day of ___________________, 20__.

                                        JP Morgan Chase Bank, NA
                                        (As Subcustodian)


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        ----------------------------------------
                                        (As Custodian)


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        Acknowledged and agreed to by:

                                        ----------------------------------------
                                        (As Principal)


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


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
                                   SCHEDULE I

                  DATA SECURITY ADMINISTRATOR DESIGNATION FORM

Date:
      ---------------

Bank One Trust Company, N. A.

Gentlemen:

     As ____________________________ (title of officer or other authorized person) of ___________________________ hereby certify that the following persons have been duly authorized by the Custodian to serve as the Data Security Administrator, as such term is defined in the Data Access Operating Procedures:

Name                                    Signature


-------------------------------------   ----------------------------------------

     It is understood and agreed that the above-named individual is the authorized recipient on behalf of the Custodian of (1) all documents and correspondence assigning, confirming or otherwise containing company and user identification codes, passwords, mnemonics, test keys, encryption keys and other security devices, and (2) all other notices, documents and correspondence from Subcustodian respecting the data access security system, including, without limitation, any changes or supplements to the Data Access Operating Procedures.

Trustmark Bank


By:
    ---------------------------------
Printed Name:
              -----------------------
Title:
       ------------------------------
Address:
         ----------------------------
Dated:
       ------------------------------

* In case the first signing officer is a Data Security Administrator, this form must be signed by a second officer.


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